EXECUTION COPY

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 2, 2015, by and between The Andersons, Inc. an Ohio corporation (the “Company”), and Patrick E. Bowe (the “Executive”).
W I T N E S S E T H
WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company; and
WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	POSITION AND DUTIES.
(a)GENERAL. During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Executive Officer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive from time to time that are not inconsistent with the Executive’s position with the Company. The Executive’s principal place of employment with the Company shall be in Maumee, Ohio, provided that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes. The Executive shall report directly to the Board of Directors of the Company (the “Board”).
(b)OTHER ACTIVITIES. During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) with prior written notice to the Board, serving on the boards of directors (and board committees) of non-profit organizations, and, following the first anniversary of the Effective Date and with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, (iii) serving as a member of the boards of Fabcon Companies, LLC, and Schwan’s Home Service, Inc., provided that Executive will resign from such boards not later than March 31, 2016 and (iv) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder, create a potential business or fiduciary conflict, or violate any of the provisions of Section 11 hereof.
(c)BOARD SERVICE. The Board shall take such action as may be necessary to appoint or elect the Executive as a member of the Board as soon as practical after the Effective Date (as defined in Section 2 hereof). Thereafter, during the Employment Term, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the then-current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. Following the end of the term of the current Chairman of the Board, the Executive shall be considered for the position as Chairman of the Board.

2.EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for an indefinite term commencing as of November 2, 2015, or such other date as the parties may agree upon (the “Effective Date”) and continuing until the Executive’s employment hereunder is terminated in accordance with Section 8 hereof, subject to the provisions of Section 9 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.” During the period between the date of this Agreement and the Effective Date, the Executive shall not be an employee or officer of the Company, and shall not be entitled to any compensation or other benefits (but shall be reimbursed for any reasonable out-of-pocket costs incurred by him for attendance at meetings or other functions at the Company’s request). If the Company notifies the Executive prior to the Effective Date that it has elected not to employ the Executive, other than (i) as a result of circumstances that would have enabled the Company to terminate the Executive for Cause, or (ii) due to the Executive’s former employer receiving an injunction (other than a temporary restraining order) providing that such continued employment violates a restrictive covenant with the former employer, the Executive shall be entitled, as his sole remedy, to reimbursement of any expenses described in the preceding sentence not yet reimbursed, to the amount described in Section 9(d)(ii), payable in a lump sum not more than sixty (60) days after the Company gives such notice, to the benefits described in Sections 9(d)(iii) and 9(d)(iv) (except that the Company may, in lieu of providing coverage under its medical plan, reimburse Executive for his premiums for COBRA coverage for himself and his dependents under the plan of his prior employer), and, if a Clawback (as defined in Section 7) occurs, to the Clawback Reimbursement and Clawback Gross-up in accordance with Section 7, all determined as if the Executive’s employment had been terminated without Cause immediately after the Effective Date. In such event, the provisions of Section 10, 11(a) and 11(d) (but for avoidance of doubt no other provision of Section 11 or Section 12) shall apply as if the Executive’s employment had been terminated without Cause immediately after the Effective Date. Except as provided in the two preceding sentences, if the Executive fails to commence employment on or prior to the Effective Date for any other reason, this Agreement will be null and void and neither party shall have any obligation to the other hereunder, other than with respect to Section 11(a).
3.BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary at the initial annual rate of $900,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be increased, but not decreased below its then current level other than in connection with an across-the-board reduction applicable to all senior executives of the Company (in which the percentage by which the Base Salary is reduced is not greater than the percentage by which the base salary of any other senior executive is reduced), from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.
4.ANNUAL BONUS. During the Employment Term and commencing with fiscal year 2016, the Executive shall be eligible to receive an annual incentive payment under the Company’s annual bonus plan as may be in effect from time to time (any such annual bonus, an “Annual Bonus”) with a target bonus opportunity equal to 100% of the Base Salary as in effect for the fiscal year to which the Annual Bonus relates (the “Target Bonus”). For fiscal year 2015, the Executive shall receive an Annual Bonus pro-rated from the Effective Date through the end of 2015, determined based upon the level at which the Company’s applicable performance goals for fiscal year 2015 have been satisfied, and paid when Annual Bonuses for 2015 are paid (or would be paid) to other senior executives. The Executive shall be eligible to receive this Annual Bonus for each performance year during the Employment Term upon the attainment of threshold performance of one or more pre-established performance goals established by the Board (or a committee thereof) in its reasonable discretion, after consulting with the Executive. The actual amount of the Annual Bonus may vary from a minimum of 0% of Base Salary to a maximum of 200% of Base Salary, based upon the extent to which actual performance is below or above the applicable threshold levels of performance, and shall be determined pursuant to a formula established in good faith by the Board (or a committee thereof) for the applicable performance period. Any Annual Bonus payable hereunder shall be paid in the calendar year following the end of the fiscal year to which such Annual Bonus relates, at the same time annual bonuses are paid to other senior executives of the Company, but in no event later than March 15th of such calendar year, subject to the Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 9 hereof.
5.EQUITY AWARDS.
(a)As soon as reasonably practical following the Effective Date, the Company shall grant to the Executive 325,000 stock options pursuant to the Company’s 2014 Long-Term Incentive Compensation Plan (the “Make Whole Stock Options”) and a number of shares of restricted stock equal to $1,000,000 divided by the closing price of the Company’s common stock on the last trading day prior to the date of grant, pursuant to the Company’s 2014 Long-Term Performance Compensation Plan (the “Make Whole Restricted Stock and, together with the Make Whole Stock Options, the “Make Whole Equity Awards”). The Make Whole Stock Options shall be granted pursuant to an award agreement substantially in the form attached hereto as Exhibit A and the Make Whole Restricted Stock shall be granted pursuant to an award agreement substantially in the form attached hereto as Exhibit B, in each case following the approval of the Compensation Committee of the Board. A failure of the Compensation Committee to approve the grant of the Make Whole Equity Awards in such forms shall be considered a material breach of this Agreement for purposes of Section 8(e)(iv).
(b)During the Employment Term, the Executive shall be considered to receive equity and/or other long-term incentive awards pursuant to the Company’s Long Term Incentive Compensation Plan (each an “Annual Equity Award”) with a targeted aggregate grant date fair market value of $2,000,000. The final amount of the Annual Equity Award will be determined in good faith by the Board based upon the performance of the Executive and the Company for the applicable year. The Annual Equity Awards shall in all cases be subject to the approval of the Compensation Committee of the Board and the terms and conditions of the award agreements memorializing such Annual Equity Awards. Notwithstanding the foregoing, the Annual Equity Awards shall provide that in the event of the Executive’s termination of employment (i) due to the Executive’s death or Disability, (ii) by the Company without Cause, or (iii) by the Executive for Good Reason, (A) any time-based vesting requirement shall be deemed satisfied immediately upon such termination, pro-rata, based upon the number of days during such vesting period that that the Executive remaining employed with the Company, (B) if such termination occurs within twenty four (24) months following a Change in Control that occurs on or prior to the third anniversary of the Effective Date, any time-based vesting requirements shall be deemed satisfied in full upon such termination, and (C) if such termination occurs prior to the third anniversary of the Effective Date but before a Change in Control, the portion of any Annual Equity Award that would otherwise be forfeited by reason of a time-based vesting requirement shall vest in full if a Change in Control occurs within three (3) months following the date of termination (and on or prior to the third anniversary of the Effective Date), and shall only be forfeited if such three month period elapses without the occurrence of a Change in Control; provided that in each case only to the extent that such vesting does not cause the Award to become subject to the excise tax under Code Section 409A (as defined below), and, in the event of a termination described in Section 5(b)(ii), subject to the Executive’s timely execution of a release of claims in the form attached as Exhibit C.
6.EMPLOYEE BENEFITS.
(a)BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to or for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)VACATION TIME. During the Employment Term, the Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) and such additional time as determined by the Board in consultation with the Executive in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.
(c)ANNUAL EXECUTIVE PHYSICAL. During the Employment Term, the Company shall provide the Executive with an annual executive physical at the Mayo Clinic or a comparable facility selected by the Executive, which executive physical shall be comprised of the standard procedures and services customarily included in an executive physical.
(d)RELOCATION BENEFITS. During the Employment Term, the Executive shall be entitled to receive the relocation benefits described in the Company’s Executive Relocation Benefits Policy (the “Standard Relocation Benefits”). In addition to the Standard Relocation Benefits, the Company shall reimburse the Executive for the commission payable to the Executive’s realtor in connection with the sale of the Executive’s primary residence in Minnesota during the Employment Term, following receipt by the Company of reasonable substantiation and documentation of such commission; provided that the aggregate amount of such reimbursed commission shall not exceed $400,000. Such amount shall be payable within thirty (30) days following the closing of the sale of the Executive’s primary residence in Minnesota.
(e)HOUSING REIMBURSEMENT. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Company shall reimburse the Executive during the Employment Term on a monthly basis for the reasonable costs incurred by the Executive in obtaining temporary housing in the vicinity of the Company’s headquarters (the “Housing Reimbursement”); provided that each monthly Housing Reimbursement under this Section 6(e) shall not exceed $6,250 and the aggregate Housing Reimbursement under this Section 6(e) shall not exceed $75,000; provided, further, that the Housing Reimbursement shall only be provided until the earlier of the first anniversary of the Effective Date or the Executive’s relocation of his primary residence from Minnesota to the vicinity of the Company’s headquarters. To the extent that the Housing Reimbursement constitutes taxable income to the Executive, the amount of the Housing Reimbursement shall be grossed-up so that the after-tax amount received by the Executive is equal to the amounts provided herein.
(f)BUSINESS AND COMMUTING EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto, including but not limited to reasonable costs incurred in traveling on standard commercial airlines between Minneapolis, Minnesota and Maumee, Ohio (the “Commuting Expenses”); provided that the Commuting Expenses shall only be reimbursed until the earlier of the first anniversary of the Effective Date or the Executive’s relocation of his primary residence from Minnesota to the vicinity of the Company’s headquarters.
(g)OTHER EXPENSES. The Company shall reimburse the Executive for the Executive’s reasonable legal and consulting fees incurred in connection with the Executive’s negotiation and documentation of this Agreement, following receipt by the Company of reasonable substantiation and documentation of such expenses; provided that the aggregate amount of such reimbursed fees shall not exceed $50,000. Such amount shall be payable within thirty (30) days following the Effective Date.
7.CLAWBACK INDEMNITY. In the event that, as a result of the Executive’s employment by the Company in accordance with the terms of this Agreement, or any action taken by the Executive in connection with his employment by the Company (provided that such action does not constitute a willful violation of any of the provisions of Section 22), the Executive is subject to, and the former employer has made a demand for, the forfeiture of previously vested equity incentive awards, or the Executive is required to repay to his former employer the value of any previously vested equity incentive award that was previously sold by the Executive (a “Clawback”), the Company shall pay to the Executive an amount equal to the sum of the amount that Executive is required to repay to his former employer plus the amount paid by the Executive for any previously vested equity incentive award that is forfeited (the “Clawback Reimbursement”), plus, if the total amount of additional state and federal income and social security tax payable by Executive by reason of receipt of the Clawback Reimbursement, after taking into account any deduction to which the Executive is entitled by reason of the Clawback, is greater than zero, the Company shall pay to the Executive an amount equal to such additional tax, grossed-up for any tax payable by reason of such amount (the “Clawback Gross-up”), provided that in no event shall the sum of the Clawback Reimbursement and the Clawback Gross-up exceed Four Million Dollars ($4,000,000.00). If the Executive’s employment by the Company is terminated by the Company for Cause, prior to the third anniversary of the Effective Date, the Executive shall promptly repay to the Company, upon demand, an amount equal to the sum of the Clawback Reimbursement and Clawback Gross-up previously received. If the Executive’s employment by the Company is terminated by the Executive without Good Reason, prior to the third anniversary of the Effective Date, the Executive shall not be entitled to any additional Clawback Reimbursement or Clawback Gross-up, and shall promptly repay to the Company, upon demand, an amount equal to the sum of the Clawback Reimbursement and Clawback Gross-up previously received multiplied by a fraction, the numerator of which is thirty-six minus the number of full months that have elapsed between the Effective Date and the date of termination, and the denominator of which is thirty-six. The Executive shall in good faith work with the Company and his former employer to provide that the Clawback does not apply, and shall in good faith take any actions reasonably necessary to file his federal and state income tax returns on a basis that will minimize the amount of the Clawback Gross-up, it being acknowledged and agreed by the Company that the results of such good-faith efforts shall not reduce the Clawback Reimbursement or the Claw-Back Gross-up.
8.TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur (such date of termination, the “Termination Date”):
(a)DISABILITY. Upon thirty (30) days’ prior written notice by the Company to the Executive of a termination due to Disability, provided that within the thirty (30) notice period, the Executive has not returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for a period of one hundred eighty (180) days (including weekends and holidays) during any three hundred sixty-five (365)-day period as determined by the Board in its reasonable good faith discretion, based upon the medical opinion of a licensed physician selected by the Company with the consent of the Executive or his representative, which shall not be unreasonably withheld. The Executive (or the Executive’s representative) shall cooperate in all respects with the Company if a question arises as to whether the Executive has become Disabled (including, without limitation by submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company). Notwithstanding the foregoing, the Company shall not terminate the Executive by reason of Disability prior to the date on which the Executive is eligible for long-term disability benefits under any long-term disability plan or policy maintained by the Company, but if the Executive is otherwise Disabled the Company may remove him as CEO and a member of the Board, and such action shall not constitute Good Reason, provided that the Executive remains employed (and continues to receive his Base Salary and all benefits) until he is eligible for such benefits.
(b)DEATH. Automatically upon the date of death of the Executive.
(c)CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean:
(i)the Executive’s willful, material and substantive breach of written Company policy, which breach is not cured by the Executive within a reasonable time after receipt of written notice from the Company specifying the breach; provided, however, that in the event of any conflict between any Company policy and the terms of this Agreement, the terms of this Agreement shall govern and control;
(ii)the Executive’s willful, intentional and substantive breach of fiduciary duty to the Company or any of its affiliates involving personal gain or profit to the Executive;

(iii)the Executive’s engagement in other employment that substantially impairs the Executive’s ability to perform his obligations hereunder, for which consent of the Company was not previously obtained; or
(iv)the Executive’s conviction of any felony, crime of moral turpitude, or intentional crime in the conduct of his employment the Company or any of its affiliates, in each case which conviction (x) is materially adverse to the welfare of the Company or any of its affiliates (but excluding any conviction which is not the result of any action or inaction by the Executive for his personal gain) or (y) is in willful violation of law or Company policy.
For purposes of this Section 8(c), no act or failure to act shall be deemed “willful” if done or omitted to be done by the Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company. Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board (other than the Executive, as applicable). Notwithstanding anything to the contrary contained herein, the Executive’s right to cure shall not apply if there are habitual breaches by the Executive.
(d)WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).
(e)GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company:
(i)a material diminution in the Executive’s Base Salary or Target Bonus opportunity;
(ii)a material diminution in the Executive’s authority, duties, or responsibilities;
(iii)a material change in the geographic location at which the Executive must perform services; or
(iv)any other action or inaction that constitutes a material breach by the Company of this Agreement or any other material written agreement between the Company and the Executive relating to the Executive’s employment arrangement.
The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the Executive first knows, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, and must actually terminate employment within thirty (30) days following the expiration of the Company’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive; provided that such waiver shall not apply to any subsequent occurrence of the same or other circumstances constituting Good Reason.
(f)WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).
9.CONSEQUENCES OF TERMINATION.
(a)DEATH. In the event that the Executive’s employment and the Employment Term end on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 9(a)(i) and 9(a)(iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):
(i)any unpaid Base Salary through the Termination Date;
(ii)a pro rata Annual Bonus for the Bonus Plan performance period in which the Termination Date occurs, calculated by multiplying the actual amount of the Annual Bonus that would have been earned by the Executive had the Executive remained employed with the Company through the end of the applicable performance period by a fraction, the numerator of which is the number of days during the applicable performance period during which the Executive was actively employed by the Company and the denominator of which is the total number of days comprising the applicable performance period, payable at the same time bonuses for such performance period are otherwise paid to the Company’s senior executives;
(iii)any Annual Bonus earned but unpaid with respect to a fiscal year ending on or preceding the Termination Date, payable as provided in Section 4 hereof (without regard to any continued employment requirement);
(iv)reimbursement for any unreimbursed business expenses incurred through the Termination Date and reimbursable pursuant to Section 6(d) hereof;
(v)any accrued but unused vacation pay or paid time off that may remain as of the Termination Date, determined in accordance with the Company’s policy on accrual and use; and
(vi)all other accrued and vested payments, benefits or fringe benefits to which the Executive is entitled in accordance with the terms and conditions of the applicable compensation or benefit plan, program or arrangement of the Company (collectively, Sections 9(a)(i) through 9(a)(vi) hereof shall be hereafter referred to as the “Accrued Benefits”).
(b)DISABILITY. In the event that the Executive’s employment and the Employment Term end on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.
(c)TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment is terminated (x) by the Company for Cause, or (y) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits, other than the benefit described in Sections 9(a)(ii) and 9(a)(iii) hereof.
(d)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OTHER THAN IN CONNECTION WITH A CHANGE IN CONTROL. If the Executive’s employment with the Company is terminated during the Employment Term (x) by the Company other than for Cause, or (y) by the Executive for Good Reason (a “Qualifying Termination”), in either case on or prior to the third anniversary of the Effective Date and other than pursuant to Section 9(e) hereof, the Company shall pay or provide the Executive with the following:
(i)the Accrued Benefits, provided that the benefit described in Section 9(a)(ii) hereof shall be subject to the Executive’s continued compliance with the obligations in Sections 10, 11 and 12 hereof;
(ii)subject to the Executive’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, an amount equal to two times the sum of the Base Salary plus the Target Bonus, paid in equal installments, but in no event less frequently than monthly, in accordance with the Company’s normal payroll schedule for a period of twenty-four (24) months following the Termination Date; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 23 hereof), any such payment scheduled to occur during the first sixty (60) days following the Termination Date shall not be paid until the sixtieth (60th) day following the Termination Date and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;
(iii)subject to the Executive’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, senior executive level outplacement services for a period of twelve (12) months following the Termination Date, provided at the Company’s expense by a reputable provider selected by the Executive with the consent of the Company, which shall not be unreasonably withheld; and
(iv)subject to (A) the Executive’s timely election of continuation coverage for himself or his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive

(and the Executive’s eligible dependents) for a period of eighteen (18) months at the Company’s expense; provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 9(d)(iv) shall immediately cease. Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 9(d)(iv) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); provided that in such case the Company shall reimburse the Executive, on a taxable basis, for the cost of COBRA coverage if such reimbursement can be paid without resulting in imposition of such excise taxes.
Payments and benefits provided in this Section 9(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company, including without limitation the Company’s Change in Control and Severance Policy, dated January 1, 2015, as may be amended from time to time (the “Company Severance Policy,” or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation; provided for the avoidance of doubt that as of the third anniversary of the Effective Date, the Executive shall become eligible to participate in the Company Severance Policy. Notwithstanding anything to the contrary in the Company Severance Policy, (i) the terms “Cause”, “Good Reason”, and “Qualifying Termination” or terms of similar import shall have the definition provided in this Agreement (and any dispute over the reason for the Executive’s termination shall be resolved by binding arbitration in accordance with Section 20 of this Agreement), (ii) to the extent that a release of claims is required to receive such severance, the release shall be substantially in the form of Exhibit C attached hereto, and (iii) the restrictive covenants in this Agreement shall apply instead of any restrictive covenants of the policy.
(e)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL. If the Executive’s employment by the Company is terminated in a Qualifying Termination during the three (3) months preceding or twenty four (24) months following a “Change in Control” (as defined in the Company Severance Policy) which Change in Control occurs on or prior to the third anniversary of the Effective Date, the Company shall pay or provide the Executive with the following:
(i)the Accrued Benefits, provided that the benefit described in Section 9(a)(ii) hereof shall be replaced by a pro rata Annual Bonus for the Bonus Plan performance period in which the Termination Date occurs, calculated by multiplying the Target Bonus by a fraction, the numerator of which is the number of days during the applicable performance period during which the Executive was actively employed by the Company and the denominator of which is the total number of days comprising the applicable performance period, payable at the same time bonuses for such performance period are otherwise paid to the Company’s senior executives, and subject to the Executive’s continued compliance with the obligations in Sections 10, 11 and 12 hereof;
(ii)subject to the Executive’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, the payment described in Section 9(d)(ii) hereof, except that “three times” shall be substituted for “two times” where it appears therein, and “thirty-six (36) months” shall be substituted for “twenty-four (24) months” where it appears therein; and
(iii)subject to the Executive’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, the benefits described in Sections 9(d)(iii) and 9(d)(iv) hereof.
Payments and benefits provided in this Section 9(e) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company, including without limitation the Company Severance Policy, or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation; provided for the avoidance of doubt that as of the third anniversary of the Effective Date, the Executive shall become eligible to participate in the Company Severance Policy, subject to the following. Notwithstanding anything to the contrary in the Company Severance Policy, (i) the terms “Cause”, “Good Reason”, and “Qualifying Termination” or terms of similar import shall have the definition provided in this Agreement (and any dispute over the reason for the Executive’s termination shall be resolved by binding arbitration in accordance with Section 20 of this Agreement), (ii) to the extent that a release of claims is required to receive such severance, the release shall be substantially in the form of Exhibit C attached hereto, and (iii) the restrictive covenants in this Agreement shall apply instead of any restrictive covenants of the policy. If a Change in Control occurs on or prior to the third anniversary of the Effective Date, and the twenty four (24) month period after the Change in Control ends after the third anniversary of the Effective Date, the provisions of this Section 9(e) shall apply if the Executive is terminated in a Qualifying Termination within the twenty four (24) month period following the Change in Control, and, if the Executive is not so terminated, the Executive shall become eligible to participate in the Company Severance Policy as set forth above at the end of such twenty four (24) month period. If the Executive’s employment is terminated in a Qualifying Termination prior to the third anniversary of the Effective Date, and prior to a Change in Control, and a Change in Control subsequently occurs within three (3) months after the date of the Qualifying Termination and on or prior to the third anniversary of the Effective Date, the provisions of this Section 9(e) shall apply, but any benefits payable pursuant to this Section 9(e) shall be offset by comparable benefits paid pursuant to Section 9(d).
(f)CODE SECTION 280G. To the extent that any amounts payable to the Executive hereunder, as well as any other “parachute payment,” as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable to the Executive in connection with the Executive’s employment by the Company, exceed the limitations of Section 280G of the Code such that an excise tax will be imposed under Section 4999 of the Code (the “Excise Tax”), then such payments shall be either (x) reduced to the minimum extent necessary to avoid application of the Excise Tax or (y) provided to the Executive in full, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event of a reduction in benefits hereunder, the reduction shall occur in the following order: (i) benefits valued as parachute payments, (ii) any cash severance based on a multiple of Base Salary, Annual Bonus, or Target Bonus; (iii) any other cash amounts payable to the Executive, and (iv) acceleration of vesting of any equity awards.
(g)OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.
(h)EXCLUSIVE REMEDY. In the event of termination of the Executive’s employment and the Employment Term hereunder pursuant to Sections 8(d) or 8(e) hereof, the payments described in Section 9(d) or 9(e) hereof, as applicable, shall be in full and complete satisfaction of the Executive’s rights under this Agreement.
10.RELEASE; MITIGATION; SET-OFFS. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement in connection with the Executive’s termination of employment beyond the Accrued Benefits (other than the amounts described in Sections 9(a)(ii) and 9(a)(iii) hereof, which amount shall also be subject to the requirements of this Section 10) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the form of Exhibit C attached hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Except as otherwise expressly provided in Section 9(d)(iv) hereof, in no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be offset by any amount received by the Executive from any other source. Subject to the provisions of Section 23(b)(v) hereof and the limitations of applicable wage laws, the Company’s obligations to pay the Executive amounts hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates.
11.RESTRICTIVE COVENANTS.
(a)CONFIDENTIALITY. During the course of the Executive’s employment with the Company, the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information, and to use such information only for specified limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; (iii) was known by the Executive prior to the Executive’s association with the Company or any predecessor to the Company, as evidenced by written records existing at that time; or (iv) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, the terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 11 who, in each case, agree to keep such information confidential.
(b)NONCOMPETITION. The Executive acknowledges that (i) the Executive will continue to perform services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such Confidential Information, and (iv) the Executive has generated and will generate goodwill for the Company and its affiliates in the course of the Executive’s employment. Accordingly, during the Executive’s employment with the Company and for the duration of the Restricted Period, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business in which the Company Group is actively engaged or is actively pursuing as of the end of the Executive’s employment hereunder, including without limitation the business of grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing (but, with respect to consumer retailing, limited only to the operation of general merchandise retail stores in the Toledo and Columbus, Ohio metropolitan areas), in any locale of any country in which the Company Group conducts its business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company Group, so long as the Executive has no active participation in the business of such corporation. The term “Restricted Period” for purposes of this Section 11 shall mean twenty-four (24) months; provided, however, that if the Executive’s employment hereunder is terminated under circumstances that entitle the Executive to receive the payments and benefits described in Section 9(e) hereof, the term “Restricted Period” for purposes of this Section 11 shall mean thirty-six (36) months.
(c)NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment with the Company and for the duration of the Restricted Period (as defined in Section 11(b) above), the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company Group to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group and any of its vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 11(c) while so employed or retained and for a period of twelve (12) months thereafter. Notwithstanding the foregoing, the provisions of this Section 11(c) shall not be violated by general advertising or solicitation not specifically targeted at Company Group-related persons or entities.
(d)MUTUAL NONDISPARAGEMENT. Both during the Employment Term and at all times thereafter, regardless of the reason for termination, the Executive agrees not to disparage the Company or its officers, directors, employees, shareholders, members, agents or products. Both during the Employment Term and at all times thereafter, regardless of the reason for termination, the Company agrees to direct its officers and directors not to disparage the Executive. The foregoing shall not be violated by exercising protected legal rights to the extent that such rights cannot be waived by agreement or from providing truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). Notwithstanding anything contained herein to the contrary, nothing in this Section 11(d) shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions and rules promulgated under any whistleblower protections provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in the foregoing clause (i).
(e)INVENTIONS. (i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product or other intellectual property, whether or not patentable or copyrightable, that are (A) reduced to practice, created, invented, designed, developed, contributed to, or improved (collectively, “Conceived”) with the use of any Company resources and/or within the scope of the Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or otherwise Conceived by the Executive, solely or jointly with others, during the period of the Executive’s employment with the Company, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not any patent or other applications for intellectual property protection are filed, issued or granted thereon (the “Inventions”). The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Executive will assign to the Company the Inventions and all patents, registrations and other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.
(i)In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised or otherwise existing, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be a Work for Hire, or sole ownership of such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised or otherwise existing, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all registrations, renewals, revivals and extensions thereof) with respect to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive hereby unconditionally waives the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.
(f)RETURN OF COMPANY PROPERTY. On the Termination Date (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information, and may retain his cell phone number.

(g)REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 11. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 11 It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 11.
(h)REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
(i)TOLLING. In the event of any violation of the provisions of this Section 11, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(j)SURVIVAL OF PROVISIONS. The obligations contained in this Agreement, including but not limited to Sections 11 and 12 hereof, shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.
(k)PERMITTED STATEMENTS. Nothing in this Agreement shall restrict either party hereto from making truthful statements (i) when required by law, subpoena, court order or the like; (ii) when requested by a governmental, regulatory, or similar body or entity; or (iii) in confidence to a professional advisor for the purpose of securing professional advice.
12.COOPERATION. In connection with any termination of the Executive’s employment with the Company, the Executive agrees to assist the Company, as reasonably requested by the Company, in its succession planning efforts to facilitate a smooth transition of the Executive’s job responsibilities to the Executive’s successor. In addition, upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. The Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 12.
13.EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Executive of Section 11 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.
14.NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
15.NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:

The Andersons, Inc.
480 W. Dussel Dr.
Maumee, OH 43537
Attention: Mike Anderson, Chairman
Facsimile: (419) 891-6695
Email:Mike_Anderson@AndersonsInc.com

With a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Gerald T. Nowak, P.C.
Facsimile: (312) 862-2200
Email: gerald.nowak@kirkland.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
17.SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
18.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
19.LIABILITY INSURANCE; INDEMNIFICATION. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its most senior active officers and directors. In addition, the Company shall indemnify the Executive on the same basis as its most senior active officers and active members of the Board. The rights of indemnification shall not be deemed exclusive under applicable law, the Company’s Certificate of Incorporation, the Company’s Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise, of the Company.
20.GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice of law provisions thereof. Each of the parties agrees that except as otherwise provided herein and other than injunctive relief under Section 13 hereof, any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator, who is currently licensed to practice law in Ohio, located in Franklin County, Ohio, in accordance with the employment arbitration rules (except as modified below) of the American Arbitration Association then in effect. Each of the parties hereto agrees that in any such arbitration the award shall be made in writing no more than thirty (30) days following the end of the proceeding, the arbitration shall not be conducted as a class action, the arbitration award shall include factual findings or conclusions of law, and no punitive damages shall be awarded. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The Company shall bear all administrative fees and expenses of the arbitration and unless the arbitrator directs otherwise, each party shall bear its own counsel fees and expenses. Either party may appeal the arbitration award and judgment thereon and, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. Notwithstanding the foregoing, each of the parties agrees that any dispute between the parties related to the Executive’s purported violation of any of the provisions of Section 11 hereof (a “Restrictive Covenant Proceeding”) shall not be subject to binding arbitration and shall be resolved only in the courts of the State of Ohio or the United States District Court for the Northern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any Restrictive Covenant Proceeding or proceeding relating to recognition and enforcement of any judgment in respect thereof to the exclusive jurisdiction of the courts of the State of Ohio, the court of the United States of America for the Northern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Restrictive Covenant Proceeding shall be heard and determined in such Ohio State court or, to the extent permitted by law, in such federal court, (b) consents that any such Restrictive Covenant Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Restrictive Covenant Proceeding in any such court or that such Restrictive Covenant Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any RESTRICTIVE COVENANT Proceeding (whether based on contract, tort or otherwise), (d) agrees that service of process in any such Restrictive Covenant Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 15 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio. In any arbitration provision, the arbitrator may award to the prevailing party all of any portion of its reasonable costs of arbitration, including fees and disbursements of legal counsel.
21.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto (if any) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof including, without limitation, any employment agreement previously entered into by the Executive and the Company or any predecessor to the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
22.REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or impair the Executive’s ability to perform all of the Executive’s duties and obligations hereunder. In the event that the Executive is subject to any agreement or understanding, written or oral, that, in either case, could prevent the Executive from entering into this agreement or performing services for the Company, this Agreement shall immediately become null and void and the Executive shall have no further rights hereunder. For avoidance of doubt, an agreement or understanding shall not be subject to this Section 22 if the only remedy for a breach of such agreement or understanding is a Clawback, as defined in Section 7. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and (i) any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf, or (ii) any obligations the Executive may be to not solicit the employees or customers of a former employee, before soliciting the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
23.TAX MATTERS.
(a)WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)SECTION 409A COMPLIANCE.
(i)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code

Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. If any payment (or the failure to make any payment) to the Executive would result in the imposition of penalties under Code Section 409A, the Company shall take such reasonable actions as may be required to comply with the requirements of any correction program prescribed by the Internal Revenue Service to mitigate the effect of such penalties.
(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
THE ANDERSONS, INC.

By:

Name:

Title:

EXECUTIVE

Signature